Exhibit 10.1
TERM LOAN AGREEMENT
          THIS TERM LOAN AGREEMENT (“Term Loan Agreement”) is entered into as of July 1, 2005, between FARM CREDIT WEST, PCA, Visalia, California (“FCW”) and CALAVO GROWERS, INC., Santa Paula, California (the “Company”).
     SECTION 1. The Credit Facility. On the terms and conditions set forth in this Term Loan Agreement, FCW agrees to make advances to the Company during the period set forth below in an aggregate principal amount not to exceed $13,000,000.00 (the “Commitment”).
     SECTION 2. Sale of Interest. The Company acknowledges that FCW has the option to participate all or a portion of the Commitment with one or more lenders.
     SECTION 3. Purpose. The purpose of the Commitment is to finance the purchase of stock in the Limoneira Company.
     SECTION 4. Term. The term of the Commitment shall be from the date hereof, up to and including July 1, 2015.
     SECTION 5. Availability. Subject to the provisions of Section 25, advances will be made available on any day on which FCW and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company. Requests for advances must be received no later than 12:00 Noon, Company’s local time, on the date the advance is desired. Advances will be made available by FCW by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company. The Company shall furnish to FCW a duly completed and executed copy of a FCW Delegation and Wire and Electronic Transfer Authorization Form, and FCW shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the terms thereof. Notwithstanding anything else contained herein or in the Note, FCW shall not be obligated to honor requests for advances received after July 30, 2005, nor shall FCW be obligated to readvance any amounts which have previously been repaid.
     SECTION 6. Interest and Fees.
          (A) Interest. The Company agrees to pay interest on the unpaid balance of the Commitment at an interest rate chosen by the Company and to be disclosed by FCW at the time the Commitment is closed (“Subsequent Disclosure”). Upon the Commitment closing, the Subsequent Disclosure shall set forth any prepayment provisions that apply to the Commitment based on the interest rate chosen by the Company.
          Interest shall be calculated on the actual number of days the loan is outstanding on the basis of a year consisting of 365 days and shall be payable monthly in arrears by the 1st day of the following month or on such other day in such month as FCW shall require in a written notice to the Company.
          (B) Documentation Fee. In consideration of the Commitment, the Company agrees to pay to FCW a documentation fee of $2,500.00.
     SECTION 7. Repayment and Maturity. The unpaid principal balance of the Commitment shall mature and be due and payable on July 1, 2015 (the “Maturity Date”).
     SECTION 8. Promissory Note. The Company’s obligation to repay the Commitment shall be evidenced by a promissory note in the form attached hereto as Exhibit A (“Note”).

     SECTION 9. Manner and Time of Payment. FCW shall maintain a record of the Commitment, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the Commitment. All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and FCW. Wire transfers shall be made to ABA No. 101104562 for advice to and credit of FCW (or to such other account as FCW may direct by notice). The Company shall give FCW telephonic notice no later than 12:00 Noon Company’s local time of its intent to pay by wire and funds received after 3:00 p.m. Company’s local time shall be credited on the next business day. Checks shall be mailed to FCW, P.O. Box 631, Visalia, CA 93279 (or to such other place as FCW may direct by notice). Credit for payment by check will not be given until the later of: (a) the day on which FCW receives immediately available funds; or (b) the next business day after receipt of the check.
     SECTION 10. Capitalization. The Company has purchased a $1,000.00 stock investment under FCW’s capitalization plan. The Company understands that FCW’s stock is at risk and that any reference to “FCW equities” or to “stock or participation certificates required by Lender’s bylaws” in any document, agreement or Loan Document shall mean the FCW stock investment described herein.
     SECTION 11. Patronage. The Commitment is eligible for patronage under the plan and in accordance with the provisions of FCW’s bylaws and its practices and procedures related to patronage distribution and as set forth in Section 27.
     SECTION 12. Security. The Company’s obligations under this Term Loan Agreement and the Note shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in FCW. With the exception of the security referenced in the preceding sentence, the Company’s obligations under this Term Loan Agreement and the Note shall be unsecured.
     SECTION 13. Conditions Precedent. FCW’s obligation to make advances hereunder is subject to the condition precedent that FCW receive, in form and content satisfactory to FCW, each of the following:
          (A) This Term Loan Agreement. A duly executed copy of this Term Loan Agreement and all instruments and documents contemplated hereby.
          (B) Evidence of Authority. Such certified board resolutions, evidence of incumbency, and other evidence that FCW may require that this Term Loan Agreement and the Note have been duly authorized and executed.
          (C) Fees and Other Charges. All fees and other charges provided for herein.
          (D) Evidence of Insurance. Such evidence as FCW may require that the Company is in compliance with Section 15(C) hereof.
          (E) Event of Default. That no “Event of Default” (as defined in Section 18 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a “Potential Default”), shall have occurred and be continuing.
     SECTION 14. Representations and Warranties.
          (A) This Term Loan Agreement. The Company represents and warrants to FCW that as of the date of this Term Loan Agreement:

               (1) Compliance. The Company and, to the extent contemplated hereunder, each “Subsidiary” (as defined below), is in compliance with all of the terms of this Term Loan Agreement, and no Event of Default or Potential Default exists hereunder.
               (2) Due Organization. The Company and each Subsidiary is duly organized and validly existing under the laws of its state or nationality of organization and is duly qualified to conduct business in each jurisdiction in which its business is conducted.
               (3) Conflicting Agreements. This Term Loan Agreement, the Note and any other documents or instruments executed or delivered by Company in connection herewith (collectively, at any time, the “Loan Documents”), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company’s bylaws, articles of incorporation, or other organizational documents.
               (4) Due Authorization. The execution, delivery and performance of the Loan Documents to be executed by Company are within Company’s corporate powers and have been duly authorized by all necessary corporate action by Company.
               (5) Financial Information. All financial statements and other financial information submitted by Company to FCW are true and correct in all material respects, and there has been no material adverse change in Company’s financial condition since the date of the latest of such financial statements.
               (6) Subsidiaries. The Company has the following Subsidiaries: Calavo Foods, Inc. (CFI); Maui Fresh International, Inc.; Calavo de Mexico S.A. de C.V.; and Calavo Foods de Mexico S.A. de C.V. . For purposes hereof, a “Subsidiary” shall mean (i) a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, (ii) a limited liability company of which membership interests constituting a majority interest or the voting power to elect a majority of the managers of such limited liability company, or (iii) a partnership of which a majority of the general partnership interests, are owned, directly or indirectly, by the Company.
               (7) Binding Agreement. The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.
               (8) Good Standing. The Company and each Subsidiary are properly licensed and in good standing in each State and nationality in which such person is doing business, and the Company and each Subsidiary has complied with all laws and regulations affecting such person.
               (9) Regulation U. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for purchasing and carrying margin stock within the meaning of Federal Reserve Board Reg. U.
               (10) Compliance with Laws. The Company and each Subsidiary is in compliance with each applicable law, rule, regulation, ordinance, code, order, and the like (collectively, “Laws”), including, without limitation all Laws relating to environmental protection, which are applicable to the Company, the Subsidiaries or any of their business.
               (11) Assets. All property of the Company and each Subsidiary that is necessary to or useful in the proper conduct of its business is in good working condition and repair, ordinary wear and tear excepted.

               (12) Other Facts and Circumstances. The Company is not aware of any fact, occurrence or circumstance which Company has not disclosed to FCW in writing which has, or could reasonably be expected to have, a material adverse effect on the Company’s ability to repay the Loan or perform its obligations under the Loan Documents.
     SECTION 15. Affirmative Covenants. Unless otherwise agreed to in writing by FCW, while this Term Loan Agreement is in effect, the Company agrees to and with respect to Subsections 15(A) through 15(F) hereof, agrees to cause each Subsidiary, if any, to:
          (A) Corporate Existence, Licenses. (i) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation or formation; (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required; and (iii) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by Laws.
          (B) Compliance with Laws. Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection. In addition, the Company agrees to cause all persons occupying or present on any of its properties, and to cause each Subsidiary, if any, to cause all persons occupying or present on any of its properties, to comply in all material respects with all environmental protection Laws.
          (C) Insurance. Maintain insurance with insurance companies or associations acceptable to FCW in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as FCW may request. At FCW’s request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to FCW) shall be delivered to FCW.
          (D) Property Maintenance. Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.
          (E) Books and Records. Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles (“GAAP”) consistently applied.
          (F) Inspection. Permit FCW or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.
          (G) Reports and Notices. Furnish to FCW:
               (1) Annual Financial Statements. As soon as available, but in no event more than 90 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries, if any, prepared in accordance with GAAP consistently applied. Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to FCW; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to FCW; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.
               (2) Interim Financial Statements. As soon as available, but in no event more than 30 days after the end of each fiscal quarter, a consolidated balance sheet of the Company and its consolidated Subsidiaries, if any, as of the end of such quarter, a consolidated statement of income for the Company and its consolidated Subsidiaries, if any, for such period and for the period year to date, and such other interim statements as FCW may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and certified by an authorized officer or employee of the Company acceptable to FCW.
               (3) Notice of Material Communications. Promptly upon receipt or contemporaneous with sending, copies of all material communications to or from the SEC or NASDAQ, not including, however, those communications to the SEC such as annual reports, 10K, or 10Q which are generally available to the shareholders of the Company.
               (4) Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.
               (5) Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company or any Subsidiary which, if determined adversely to the Company or any such Subsidiary, could have a material adverse effect on the financial condition, properties, profits, or operations of the Company or any such Subsidiary.
               (6) Notice of Environmental Litigation. Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.
               (7) Notice of Material Disputes with Regulators. Promptly after becoming aware thereof, notice of any material dispute which may exist between the Company or any Subsidiary and any governmental body or law enforcement body.
               (8) Bylaws and Articles. Promptly after any change in the Company’s bylaws or articles of incorporation (or like documents), copies of all such changes, certified by the Company’s Secretary.
               (9) Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company or any Subsidiary as FCW may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 15(G)(4) and (5) above.
               (10) Financial Certificate. Together with each set of financial statements furnished to FCW pursuant to Section 15(G)(1), and each quarterly statement submitted pursuant to Section 15(G)(2) for a period corresponding to a period for which one or more of the financial covenants set forth in Section 17 hereof are required to be tested, a certificate of an officer or employee of the Company acceptable to FCW setting forth calculations showing compliance with each of the financial covenants that require compliance at the end of the period for which the statements are being furnished.
(H)	Certain Organizational Changes. Provide FCW with prior notice (and as early as practicable) of any merger, consolidation reorganization under a different provision of law, acquisition of all or a material part of the assets of another organization, change of name, adoption of any trade name, or creation of any Subsidiary, affiliate or material joint venture(s). For purposes of this covenant, joint venture transaction(s), which alone or in the aggregate exceed $1,000,000, are considered material.
     SECTION 16. Negative Covenants. Unless otherwise agreed to in writing by FCW, which agreement will not be unreasonably withheld, while this Term Loan Agreement is in effect, the Company will not and will not permit any Subsidiary to:

          (A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for: (i) debt to FCW or CoBank; (ii) accounts payable to trade creditors incurred in the ordinary course of business; and (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) debt of the Company to Bank of America in an amount not to exceed $12,000,000.00 and all extensions, renewals, and refinancings thereof; (v) (vi) letters of credit issued by any bank for the account of the Company in an aggregate face amount not to exceed $5,000,000.00 at any one time outstanding; and (vii) capitalized leases existing on the date hereof existing from time to time.
          (B) Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”). The foregoing restrictions shall not apply to: (i) Liens in favor of FCW or CoBank; (ii) Liens for taxes, assessments, or governmental charges that are not past due; (iii) Liens and deposits under workers’ compensation, unemployment insurance, and social security Laws; (iv) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (v) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; and (vi) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.
          (C) Transfer of Assets. Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.
          (D) Loans. Lend or advance money, credit, or property to any person or entity, except for: (i) loans made to U.S. growers under Calavo’s grower development loan program not to exceed $4,000,000.00 outstanding at any one time; (ii) existing advances and loans to Sierra Pacific; (iii) loans to Mexican growers not to exceed $1,500,000.00 outstanding at any one time; (iv) Chilean pre-season grower advances made under existing program not to exceed a gross amount of $4,000,000.00 outstanding at any one time; and (v) trade credit extended in the ordinary course of business.
          (E) Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company’s business.
          (F) Change in Business. Engage in any business activities or operations substantially different from or unrelated to the Company’s present business activities or operations.
     SECTION 17. Financial Covenants. Unless otherwise agreed to in writing, while this Term Loan Agreement is in effect:
          (A) Working Capital. The Company will maintain, on a consolidated basis, current assets in excess of current liabilities of at least Fifteen Million Dollars ($15,000,000), measured on a quarterly basis.
          (B) Tangible Net Worth. The Company will maintain, on a consolidated basis, a “Tangible Net Worth” equal to at least Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000.00), measured on a quarterly basis. “Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities. “Subordinated Liabilities” means liabilities subordinated to the Company’s obligations to FCW in a manner acceptable to FCW in its sole discretion.
          (C) EBITDA. The Company will maintain an “EBITDA” of at least Seven Million Five Hundred Thousand Dollars ($7,500,000.00). “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization. This covenant will be calculated at the end of each reporting period for which FCW requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.
     SECTION 18. Events of Default. Each of the following shall constitute an “Event of Default” under this Term Loan Agreement:
          (A) Payment Default. The Company should fail to make any payment to FCW when due.
          (B) Representations and Warranties. Any representation or warranty made or deemed made by the Company herein or in the Note, application, agreement, certificate, or other document related to or furnished in connection with this Term Loan Agreement or the Note, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.
          (C) Certain Affirmative Covenants. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with Sections 15(A) through 15(G)(2), and 15(G)(6) and such failure continues for 15 days after written notice thereof shall have been delivered by FCW to the Company.
          (D) Other Covenants and Agreements. The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.
          (E) Cross-Default. The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and FCW .
          (F) Other Indebtedness. The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.
          (G) Judgments. A judgment, decree, or order for the payment of money shall be rendered against the Company or any Subsidiary and either: (i) enforcement proceedings shall have been commenced; (ii) a Lien prohibited under Section 10(B) hereof shall have been obtained; or (iii) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.
          (H) Insolvency. The Company or any Subsidiary shall: (i) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.

          (I) Material Adverse Change. Any material adverse change occurs, as reasonably determined by FCW, in the Company’s financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby.
     SECTION 19. Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, FCW shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice. For all purposes hereof, the term “Potential Default” means the occurrence of any event which, with the passage of time or the giving of notice or both would become an Event of Default. In addition, upon the occurrence and during the continuance of any Event of Default, FCW may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this Term Loan Agreement, all Supplements, and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company. In addition, upon such an acceleration:
          (A) Enforcement. FCW may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Term Loan Agreement, any other Loan Document or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of FCW to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, FCW may hold and/or set off and apply against the Company’s obligations to FCW any cash collateral held by FCW, or any balances held by FCW for the Company’s account (whether or not such balances are then due).
          (B) Application of Funds. FCW may apply all payments received by it to the Company’s obligations to FCW in such order and manner as FCW may elect in its sole discretion.
          In addition to the rights and remedies set forth above: (i) if the Company fails to make any payment to FCW when due, then at FCW’s option in each instance, such payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan. All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 365 days.
     SECTION 20. Broken Funding Surcharge. Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees to provide three Business Days’ prior written notice for any prepayment of a fixed rate balance and that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to FCW a surcharge in an amount equal to the greater of: (i) an amount as provided for under any Subsequent Disclosure as defined under Section 6(A) of this Term Loan Agreement; (ii) an amount which would result in FCW being made whole (on a present value basis) for the actual or imputed funding losses incurred by FCW as a result of any prepayment; or (iii) $300.00.
     SECTION 21. Complete Agreement, Amendments. This Term Loan Agreement, the Note, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement. Except for documents and instruments specifically referenced herein, this Term Loan Agreement constitutes the entire agreement between the Company and FCW with regard to the subject matter hereof and supersedes all prior agreements, representations, and understandings of the parties No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by FCW and contained in a writing signed by or on behalf of FCW, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Additionally, any headings used in this Term Loan Loan Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope or intent of any term or provision. As used herein, the word “including” means “including without limitation” and/or “including but not limited to”.
     SECTION 22. Applicable Law. Except to the extent governed by applicable federal law, this Term Loan Agreement and the Note shall be governed by and construed in accordance with the laws of the State of California, without reference to choice of law doctrine. The parties consent to personal jurisdiction in the federal and state courts located in the State of California and waive all rights to have any dispute arising under or in connection with the Term Loan Agreement to be heard in any other jurisdiction. The parties consent to venue in the State Courts of California located in the County of Tulare and in the federal courts in the Eastern District of California in connection with any disputes arising under or in connection with the Term Loan Agreement.
     SECTION 23. Notices. All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by facsimile transmission, or 3 days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to FCW, as follows:	If to the Company, as follows:

Farm Credit West, PCA	Calavo Growers, Inc.
2929 W. Main Street, Suite A	Attn: Vice President-Finance
Visalia, CA 93291-5700	1141-A Cummings Road
Attention: James Neeley	Santa Paula, CA 93060
Fax No.: 559-627-4728	Fax No: (805) 921-3232
     SECTION 24. Taxes and Expenses. To the extent allowed by law, the Company agrees to reimburse FCW promptly upon demand for all costs and expenses, including without limitation reasonable attorneys’ fees and expenses (including the fees of FCW’s inside counsel), expended or incurred by FCW in connection with the administration, collection, and enforcement of this Term Loan Agreement and the other Loan Documents, including, without limitation in connection with any arbitration, judicial reference, legal action or otherwise in connection with (i) the amendment and enforcement of the Term Loan Agreement and the other Loan Documents, including without limitation during any workout, attempted workout, and/or in connection with the rendering of legal advice as to FCW’s rights, remedies and obligations under the Term Loan Agreement and the other Loan Documents, whether or not any form of legal proceeding is commended, (ii) collecting any sum which becomes due FCW under the Term Loan Agreement or any of the other Loan Documents, (iii) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, (iv) the protection, preservation or enforcement of any rights or remedies of FCW, whether or not any form of legal proceedings is commenced, or (v) any action necessary to defend, protect, assert, or preserve any of FCW’s rights or remedies as a result of or related to any case or proceeding under Chapter 11 of the United States Code, as amended, or any similar law of any jurisdiction. All of such costs and expenses shall bear interest from the time of demand at the rate then in effect under the Note.
     SECTION 25. Effectiveness and Severability. This Term Loan Agreement shall continue in effect until: (i) all indebtedness and obligations of the Company under this Term Loan Agreement, the Note, and all other Loan Documents shall have been paid or satisfied; and (ii) FCW has no commitment to extend credit to or for the account of the Company hereunder. Any provision of this Term Loan Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.
     SECTION 26. Successors and Assigns. This Term Loan Agreement, the Note, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and FCW and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Term Loan Agreement, the Note or any other Loan Document without the prior written consent of FCW.
     SECTION 27. Participations. From time to time, FCW may sell to one or more banks, financial institutions or other lenders a participation in all or a portion of the Commitment or other extensions of credit made pursuant to this Term Loan Agreement. However, no such participation shall relieve FCW of any commitment made to the Company hereunder, or any obligation FCW may have to pay patronage due the Company from FCW under the provisions of the bylaws of FCW and its practices and procedures related to patronage distribution. In connection with the foregoing, FCW may disclose information concerning the Company and its Subsidiaries to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. A sale of participation interest may include certain voting rights of the participants regarding the Commitment hereunder (including without limitation the administration, servicing and enforcement thereof). FCW agrees to give written notification to the Company of any sale of participation interests.
     IN WITNESS WHEREOF, the parties have caused this Term Loan Agreement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT WEST, PCA		CALAVO GROWERS, INC., a California
Corporation

By:	/s/ Mark Littlefield	By:	/s/ Arthur J. Bruno

Arthur J. Bruno,
Title:	Sr. Vice President	Title:	Chief Financial Officer & Secretary

		By:	/s/ Scott H Runge

Scott H. Runge,
		Title	Treasurer

EXHIBIT A
PROMISSORY NOTE

$13,000,000.00	July 1, 2005
     FOR VALUE RECEIVED, on the Maturity Date as set forth in that certain Term Loan Agreement dated July 1, 2005, or in any amendments thereto (the “Term Loan Agreement”), the undersigned promises to pay to the order of Farm Credit West, PCA (the “Payee”), or order, at the place and in the manner set forth under Repayment Terms below and in accordance with the Term Loan Agreement, the principal amount of THIRTEEN MILLION DOLLARS ($13,000,000.00).
     This note is given for advances to be made by Payee to the undersigned from time to time in accordance with the terms and conditions of the Term Loan Agreement, all the terms and conditions of which are incorporated herein by reference. Advances, accrued interest, and payments shall be posted by the Payee upon an appropriate accounting record, shall be prima facie evidence as to all such amounts and shall be binding on the undersigned absent manifest error. The total of such advances may not exceed the face amount of this note.
     Repayment Terms: The undersigned shall pay to Payee, One Hundred Twenty (120) monthly interest only payments in the amount billed, beginning on August 01, 2005; and Nine (9) Annual installments of principal only, in the amount of $1,300,000.00, beginning on July 01, 2006, plus a final installment of any amount necessary to pay the Commitment in full. This note may be prepaid in whole or in part at any time and in any amount during the term of this note, unless limited or prohibited herein or in the Term Loan Agreement or unless otherwise required by FCW in writing. Any prepayment will be subject to applicable broken funding surcharges as defined in the Term Loan Agreement. This note is due and payable in full on July 01, 2015 (“Maturity Date”), at which time the undersigned shall pay the unpaid principal balance and all accrued interest in full. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal is paid in full, payable on demand, at a rate per annum set forth in the Term Loan Agreement.
     The makers or endorsers hereof hereby waive presentment for payment, demand, protest, and notice of dishonor and nonpayment of this note, and all defenses on the ground of delay or of any extension of time for the payment hereof which may be hereafter given by the holder or holders hereof to them or either of them or to anyone who has assumed the payment of this note, and it is specifically agreed that the obligations of said makers or endorsers shall not be in anyway affected or altered to the prejudice of the holder or holders hereof by reason of the assumption of payment of the same by any other person or entity.
     The undersigned hereby promises to pay all costs and expenses of any rightful holder hereof incurred in collecting the undersigned’s obligations hereunder or in enforcing or attempting to enforce any of such holder’s rights hereunder, including reasonable attorneys’ fees and disbursements, whether or not an action is filed in connection therewith.
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA. REPRESENTATIVES OF FCW ARE NOT AUTHORIZED TO MAKE ANY ORAL AGREEMENTS OR ASSURANCES. DO NOT SIGN THIS NOTE IF YOU BELIEVE THAT THERE ARE ANY AGREEMENTS OR UNDERSTANDING BETWEEN YOU AND FCW THAT ARE NOT SET FORTH IN WRITING IN THIS NOTE, THE TERM LOAN AGREEMENT OR OTHER LOAN DOCUMENTS EVIDENCING THE COMMITMENT.

CALAVO GROWERS, INC.

By	/s/ Arthur J. Bruno

Arthur J. Bruno
Chief Operating Officer
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